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     [LETTERHEAD OF SNODGRASS, CERTIFIED PUBLIC ACCOUNTANTS APPEARS HERE]

                                                                  Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of S & T Bancorp, Inc. on Form S - 4 of our report dated November 8, 1996, except for the second paragraph of Note 15 as to which the date is November 25, 1996 (relating to the financial statements of Peoples Bank of Unity as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995) appearing in the Proxy Statement/Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Proxy Statement/Prospectus.


/s/ S. R. Snodgrass, A.C.


Wexford, PA
January 7, 1997